                                                                    Exhibit 11.1

                        COMPUTATION OF NET LOSS PER SHARE
                    (in thousands, except per share amounts)


                                                                                          Three Months Ended
                                                                                               March 31
                                                                                   -------------------------------
                                                                                       2002                2001
                                                                                   -----------         -----------
COMPUTATION OF BASIC NET LOSS PER SHARE:
   Net loss                                                                        $    (9,122)        $   (28,450)
                                                                                   ===========         ===========
   Weighted-average shares of common stock outstanding                                  32,370              26,084
                                                                                   ===========         ===========
   Basic net loss per share                                                        $      (.28)        $     (1.09)
                                                                                   ===========         ===========
COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss                                                                        $    (9,122)        $   (28,450)

 Loss available to common stockholders assuming conversion of
  subsidiary's preferred stock                                                     $    (9,122)        $   (28,450)
                                                                                   ===========         ===========
Weighted-average number of shares of common stock and common stock equivalents outstanding-
     Weighted-average shares of common stock outstanding                                32,370              26,084
     Weighted-average number of common stock equivalents
       applicable to stock options, employee stock
       purchase plans, warrants and subsidiary's
       preferred stock                                                                     387                 572
                                                                                   -----------         -----------
Common stock and common stock equivalents                                              32,757,              26,656
                                                                                   ===========         ===========
Diluted net loss per common stock and common stock equivalents(a)                  $      (.28)        $     (1.07)
                                                                                   ===========         ===========


(a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.